Exhibit 99.1

OSI SYSTEMS, INC. PRICES UPSIZED $500 MILLION CONVERTIBLE SENIOR NOTES OFFERING

HAWTHORNE, Calif.—(BUSINESS WIRE)—November 17, 2025—OSI Systems, Inc. (NASDAQ: OSIS) (the “Company” or “OSI”) today announced the pricing of its offering of $500 million aggregate principal amount of 0.50% convertible senior notes due 2031 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $400 million aggregate principal amount of notes. The issuance and sale of the notes are scheduled to settle on November 20, 2025, subject to customary closing conditions. OSI also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $75 million principal amount of notes.

The notes will be senior, unsecured obligations of OSI and will accrue interest at a rate of 0.50% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2026. The notes will mature on February 1, 2031, unless earlier repurchased, redeemed or converted. Before November 1, 2030, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after November 1, 2030, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. OSI will settle conversions in cash and, if applicable, shares of its common stock. The initial conversion rate is 2.8263 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $353.82 per share of common stock. The initial conversion price represents a premium of approximately 32.5% over the last reported sale price of $267.03 per share of OSI’s common stock on November 17, 2025. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at OSI’s option, on or after February 6, 2029 and before the 41st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of OSI’s common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require OSI to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

OSI estimates that the net proceeds from the offering will be approximately $489.4 million (or approximately $562.9 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and OSI’s estimated offering expenses. Concurrently with the pricing of the offering, OSI expects to use approximately $146.1 million of the net proceeds from the offering to repurchase 546,945 shares of its common stock in privately negotiated transactions effected with or through one of the initial purchasers of the notes or its affiliate. OSI intends to use the remainder of the net proceeds from the offering to repay a portion of the revolving credit facility outstanding, pay related fees and expenses, and for other general corporate purposes. The concurrent repurchases of shares of OSI’s common stock with the offering described above may result in OSI’s common stock trading at prices that are higher than would be the case in the absence of these repurchases and may have affected the initial terms of the notes, including the initial conversion price.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About OSI

OSI Systems designs and manufactures specialized electronic systems and components for critical applications. The Company operates through three key segments: Security, Optoelectronics and Manufacturing, and Healthcare. Its Security division delivers advanced inspection systems, turnkey screening solutions, and comprehensive support services to protect people and infrastructure. The Optoelectronics and Manufacturing segment serves as a global supplier of high-performance optoelectronic solutions and precision manufacturing services for leading OEMs. The Healthcare segment focuses on patient monitoring, diagnostic cardiology, and related services to enhance clinical care and patient outcomes. Serving over 170 countries, OSI Systems strategically positions its sales, service, R&D, and manufacturing capabilities worldwide to provide fast and efficient delivery and support.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the completion of the offering and the expected amount and intended use of the net proceeds. Forward-looking statements represent OSI’s current expectations, beliefs, and projections regarding future events and are subject to known and unknown uncertainties, risks, assumptions and contingencies, many of which are outside OSI’s control and that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to OSI’s business, including those described in periodic reports that OSI files from time to time with the SEC. OSI may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and OSI does not undertake any obligation to update the forward-looking statements included in this press release for subsequent developments, except as may be required by law. For a further discussion of factors that could cause OSI Systems’ future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in OSI Systems’ Annual Report on Form 10-K for the year ended June 30, 2025 and other risks described in documents filed by OSI Systems from time to time with the Securities and Exchange Commission.

OSI Systems, Inc.

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com